UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2026
AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
70 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	APPF	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 9, 2026, AppFolio, Inc. (the "Company") and Shane Trigg, the Company's President and Chief Executive Officer, entered into a Second Amended and Restated Employment Agreement (the "Agreement"), which supersedes and replaces the Amended and Restated Employment Agreement, dated March 1, 2023, between Mr. Trigg and the Company.
The Agreement provides for at-will employment. Mr. Trigg will receive: (1) an annual base salary of at least $570,000; (2) an annual bonus opportunity under the Company's corporate bonus plan equal to 100% of base salary at target; (3) in fiscal year 2026, a one-time, time-based restricted stock unit ("RSU") award for a number of shares with a grant date value of $5,000,000 and a one-time, performance-based restricted stock unit ("PSU") award for a number of shares with a grant date value of $4,479,000 at target; and (4) in each of fiscal years 2027 through 2030, (i) an RSU award for a number of shares with a grant date value of $5,000,000 and (ii) a PSU award for a number of shares with a grant date value determined by a formula based on a percentage of the Company’s income from operations and interest income, net for the prior fiscal year and the change in the number of weighted average common shares outstanding (diluted) over the prior two fiscal years (each as reported in the Company’s Annual Report on Form 10-K for the applicable fiscal year). The equity awards will be subject to the terms and conditions of the Company’s then applicable equity plan and the same or similar form of award agreements used for the Company’s other senior executives.
Severance Benefits. The following severance benefits are conditioned on the effectiveness of a general release of claims and continuing compliance with certain restrictive covenants:
Termination Without Cause or Resignation for Good Reason (Outside a Corporate Transaction). Mr. Trigg will receive: (i) 18 months of base salary continuation; (ii) any earned but unpaid prior-year bonus; (iii) a prorated bonus for the year in which termination occurs (but no greater than target-level performance); and (iv) up to 18 months of COBRA premiums. With respect to unvested equity awards: RSU awards will vest as to the portion that would have vested had Mr. Trigg remained employed for an additional 12 months (if termination occurs on or prior to January 1, 2031); PSU awards for which performance conditions have not been satisfied will vest on a prorated basis based on the number of months employed during the performance period and achievement of the performance goals determined by the Board based on forecasted results (but no greater than target-level performance); PSU awards for which performance conditions have been satisfied will vest as to the portion that would have vested with 12 additional months of employment; and option awards will vest on a prorated basis, with vested options remaining exercisable until the earlier of 18 months following termination and the option expiration date.
Death or Disability. Mr. Trigg will receive: (i) 12 months of base salary continuation; (ii) any earned but unpaid prior-year bonus; (iii) a prorated bonus for the year in which termination occurs (but no greater than target-level performance); and (iv) up to 18 months of COBRA premiums. With respect to unvested equity awards, RSU awards will fully vest; PSU awards will fully vest, with achievement of any unsatisfied performance conditions determined by the Board based on forecasted results (but no greater than target-level performance); and option awards will vest on a prorated basis, with vested options remaining exercisable until the earlier of 18 months following termination and the option expiration date.
Termination in Connection with a Corporate Transaction. If Mr. Trigg's employment is terminated without Cause or he resigns for Good Reason on or within 90 days before, or 18 months after, a Corporate Transaction, he will receive: (i) 24 months of base salary continuation; (ii) any earned but unpaid prior-year bonus; (iii) 200% of his annual bonus for the year in which termination occurs (with achievement of the performance goals determined by the Board based on forecasted results, but no greater than target-level performance); and (iv) up to 18 months of COBRA premiums. With respect to unvested equity awards: all RSU and PSU awards will fully vest (with PSU achievement of the performance goals determined by the Board based on forecasted results, but no greater than target-level performance); and if termination occurs prior to January 1, 2028, all unvested options that would have vested on or before December 31, 2027 with continued employment will vest, with vested options remaining exercisable until the earlier of 18 months following termination and the option expiration date.
If equity awards held immediately prior to a Corporate Transaction are not assumed or substituted for value, such awards will fully vest immediately prior to the Corporate Transaction.
The foregoing summary is qualified in its entirety by reference to the full text of the Agreement, filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description
10.1	Second Amended and Restated Employment Agreement, dated April 9, 2026, by and between Shane Trigg and the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2026	AppFolio, Inc.

By: /s/ Evan Pickering
Name: Evan Pickering
Title: General Counsel